CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this prospectus relating to the special dividend of limited partnership units of Brookfield Infrastructure Partners L.P. by Brookfield Asset Management Inc. and in the Registration Statement on Form 20-F of Brookfield Infrastructure Partners L.P. of our report dated June 8, 2007 relating to the consolidated financial statements of HQI Transelec S.A. for the year ended December 31, 2004 and of the reference to our firm in Exhibit 12.1 under the caption “Independent Registered Chartered Accountants”, which appear in such prospectus and Registration Statement.
 November 21, 2007